Exhibit 3.1.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

MIRUM PHARMACEUTICALS, INC.

Mirum Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1.    The name of the Corporation is Mirum Pharmaceuticals, Inc.

2.    The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was May 2, 2018. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 5, 2018 (the “Restated Certificate”).

3.    The Restated Certificate is hereby amended as follows:

The first paragraph of Article IV of the Restated Certificate is hereby amended by adding the following at the end of such Section:

“Effective at the time this Certificate of Amendment to the Restated Certificate is filed with and accepted by the Secretary of State of the State of Delaware, each outstanding share of Common Stock shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be converted into 0.125 shares of Common Stock, without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, that the Corporation shall issue no fractional shares of Common Stock as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the Corporation. The number of authorized shares of Common Stock of the Corporation shall remain as set forth in this Restated Certificate. The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.”

Article IV, Section 4.2.1 of the Restated Certificate is hereby amended and restated in its entirety as follows:

“Automatic Conversion. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $2.00519014 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least $50,000,000 of gross proceeds to the Corporation (before deduction of underwriters’ commissions and expenses) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the outstanding shares of Preferred Stock at the time of such vote or consent, voting together as a single class on an as-converted basis (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the applicable ratio described in Section 4.1.1 as the same may be adjusted from time to time in accordance with Section 5 and (ii) such shares of Preferred Stock may not be reissued by the Corporation. A public offering of Common Stock that results in or involves such automatic conversion, either due to the operation of Section 4.2.1(a) or pursuant to the vote or written consent referred to in Section 4.2.1(b), shall be referred to herein as a “Qualified IPO”.”

4.    This Certificate of Amendment to the Restated Certificate has been duly approved by the Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law.

5.    This Certificate of Amendment to the Restated Certificate was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law. This Certificate of Amendment to the Restated Certificate has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law by the stockholders of the Corporation.

IN WITNESS WHEREOF, Mirum Pharmaceuticals, Inc. has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 3rd day of July, 2019.

Mirum Pharmaceuticals, Inc.

/s/ Christopher Peetz
Christopher Peetz President and Chief Executive Officer